Exhibit 99.7

TVARDI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of Tvardi’s financial condition and results of operations in conjunction with Tvardi’s unaudited condensed financial statements and the related notes filed as Exhibit 99.6 to this Current Report on Form 8-K/A (this Report). In addition to historical financial information, this discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Tvardi’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 13, 2025 (the Quarterly Report), particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise stated or the context otherwise requires, the references to “Tvardi” refer to Tvardi Therapeutics, Inc. prior to the Merger (as defined below), which was named Tvardi Operating Company, Inc. following the Merger, references to “Cara” refer to Cara Therapeutics, Inc. prior to the Merger, which was renamed Tvardi Therapeutics, Inc. following the Merger and references to the “Company’ refer to the combined company following the closing of the Merger.

Overview

Tvardi is a clinical-stage biopharmaceutical company focused on the development of novel, oral, small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need. Based upon Tvardi’s founder’s seminal work and deep understanding of the transcription factor STAT3, Tvardi has designed an innovative approach to directly inhibit STAT3, a highly validated, yet historically undruggable target. Leveraging this expertise, Tvardi is developing a pipeline of STAT3 inhibitors with a differentiated mechanism of action and convenient oral dosing. Tvardi’s lead product candidate, TTI-101, is currently in Phase 2 clinical development for the treatment of fibrosis-driven diseases, with an initial focus on idiopathic pulmonary fibrosis (IPF) and hepatocellular carcinoma (HCC). Tvardi expects to report unblinded data from its Phase 2 IPF clinical trial in the second half of 2025 and anticipate preliminary topline data from its Phase 1b/2 HCC clinical trial in the first half of 2026. Tvardi’s second product candidate, TTI-109, is also an oral, small molecule STAT3 inhibitor that is structurally related to, yet chemically distinct from, TTI-101 and is designed to enhance Tvardi’s ability to target STAT3. Tvardi expects to submit an Investigational New Drug (IND) application for TTI-109 in the first half of 2025.

Since commencing operations in 2017, Tvardi has devoted substantially all of its efforts and financial resources to developing its product candidates, organizing and staffing its company, business planning, raising capital, establishing its intellectual property portfolio and performing research and development of its product candidates, signaling and biology, medicinal chemistry and clinical insights to discover and develop novel therapies for the treatment of fibrosis-driven diseases. Through the date of this filing, Tvardi has historically financed its operations principally through the issuance and sale of its preferred stock and convertible debt. As of March 31, 2025, it has received $28.3 million from the sale and issuance of its Convertible Notes (as defined below) in December 2024 and $83.4 million from the issuance and sale of its preferred Stock and historical convertible debt, which was converted into preferred Stock, in 2018 and 2021.

As of March 31, 2025, Tvardi had $11.4 million in cash and cash equivalents and $10.9 million in short-term investments. As further discussed below, in April 2025, Tvardi completed its Merger (as defined below) with Cara, through which Tvardi received approximately $23.8 million in cash and cash equivalents Tvardi has incurred net losses since inception. As of March 31, 2025 and December 31, 2024, its accumulated deficit was $101.8 million and $92.2 million, respectively. For the three months ended March 31, 2025 and 2024, Tvardi reported net losses of $9.6 million and $4.2 million, respectively. Tvardi’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical development activities and other research and development activities. Tvardi expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. Losses are expected to continue as Tvardi continues to invest in research and development activities. The assessment of Tvardi’s ability to meet its future obligations is inherently judgmental, subjective and susceptible to change. Given the inherent uncertainties in the forecast, Tvardi considered both quantitative and qualitative factors that are known or reasonably knowable as of the date that these condensed financial statements are issued and concluded that there are conditions present in the aggregate that raise substantial doubt about Tvardi’s ability to continue as a going concern. Tvardi has based this estimate on assumptions that may prove to be wrong, and it could exhaust its capital resources as of March 31, 2025 sooner than it expects. See the subsection titled “— Liquidity and Capital Resources” below for further discussion.

Tvardi will require additional funding in order to finance operations and complete its ongoing and planned clinical trials. Access to such funding on acceptable terms cannot be assured.

Tvardi expects that its expense and capital requirements will increase substantially in connection with its ongoing activities and for the foreseeable future, particularly if Tvardi, among other things:

•	advances TTI-101, TTI-109 and its other product candidates through clinical development and, if successful, later-stage clinical trials;

•	discovers and develops additional product candidates;

•	advances its preclinical development programs into clinical development;

•	experiences delays or interruptions to preclinical studies, clinical trials, receipt of services from its third-party service providers on whom it relies, or its supply chain;

•	seeks and maintains regulatory approvals for any product candidates that successfully complete clinical trials;

•	commercializes TTI-101, TTI-109, its other product candidates and any future product candidates, if approved;

•	hires additional clinical development, quality control, scientific and management personnel;

•	expands its operational, financial and management systems and increase personnel, including personnel to support its clinical development and manufacturing efforts and operations as a public company;

•	establishes a sales, marketing, medical affairs and distribution infrastructure to commercialize any products for which Tvardi may obtain marketing approval and intend to commercialize on its own or jointly with third parties;

•	maintains, expands and protects its intellectual property portfolio;

•	invests in or in-licenses other technologies or product candidates;

•	continues to build out its organization to engage in such activities; and

•	incurs additional legal, accounting, investor relations and other general and administrative expenses associated with operating as a public company.

Given Tvardi’s stage of development, to date it has not had any products approved for sale and has not generated any revenue. Tvardi does not expect to generate any revenues from product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its product candidates, which may not be for several years, if ever. If Tvardi obtains regulatory approval for any of its product candidates, it expects to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. As a result, until such time, if ever, that Tvardi can generate substantial product revenue, it expects to finance its cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, Tvardi may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. If Tvardi does raise additional capital through public or private equity offerings, the ownership interest of its existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect its stockholders’ rights. If Tvardi raises additional capital through debt financing, it may be subject to covenants or other restrictions limiting its ability to engage in specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on its financial condition and on its ability to pursue its business plans and strategies, including its research and development activities. If Tvardi is unable to raise capital, Tvardi will need to delay, reduce or terminate planned activities, including its ongoing and planned clinical trials, to reduce costs.

Additionally, Tvardi is subject to risks and uncertainties as of result of global business, political and macroeconomic events and conditions, including increasing financial market volatility and uncertainty, inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and potential government shutdowns related thereto, potential instability in the global banking system, cybersecurity events, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. Tvardi’s business, financial condition and results of operations could be materially and adversely affected by further negative impact on the global economy and capital markets resulting from these global economic conditions, particularly if such conditions are prolonged or worsen.

Although, to date, Tvardi’s business has not been materially impacted by these global economic and geopolitical conditions, it is impossible to predict the extent to which its operations will be impacted in the short and long term, or the ways in which such instability could impact its business and results of operations. The extent and duration of these market disruptions, other geopolitical tensions, record inflation, tariffs or otherwise, are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in the Quarterly Report.

Recent Developments

Reverse Merger

On December 17, 2024, Tvardi entered into an agreement and plan of merger and reorganization (the Merger Agreement) with Cara and CT Convergence Merger Sub, Inc., a wholly-owned subsidiary of Cara (Merger Sub), pursuant to which, on April 15 2025, Merger Sub merged with and into Tvardi, with Tvardi surviving as a wholly-owned subsidiary of Cara (the Merger). Upon completion of the Merger, Cara changed its name to Tvardi Therapeutics, Inc., and Tvardi’s business will continue as the business of the combined company.

Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the Effective Time):

•	each outstanding share of Tvardi’s common stock (including the shares of common stock issuable upon conversion of all shares of Tvardi’s preferred stock prior to the Merger), $0.001 par value per share (Tvardi common stock), converted into 6,539,404 shares of the Company, $0.001 par value per share (Company common stock) in the aggregate, based on a ratio calculated in accordance with the Merger Agreement (the Exchange Ratio);

•	Tvardi received approximately $23.8 million in cash and cash equivalents in accordance with the Merger Agreement.

•	Tvardi’s outstanding Convertible Notes converted into 1,265,757 shares of Company common stock, pursuant to the terms of the Convertible Notes (as defined below).

•	all outstanding and unexercised options to purchase shares of Tvardi common stock were assumed by the Company and converted into options to purchase shares of Company common stock based on the Exchange Ratio.

Immediately following the Merger, equityholders of Tvardi owned approximately 84.5% of the outstanding common stock of the Company on a fully diluted basis.

The Merger will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Tvardi is deemed to be the accounting acquirer for financial reporting purposes.

In addition, on April 15, 2025, immediately prior to the closing of the Merger, Cara (i) effected a 1-for-3 reverse stock split of its common stock and (ii) increased its authorized shares of common stock to 150,000,000.

Upon the closing of the Merger, the Company’s 2025 Equity Incentive Plan (the 2025 Plan) and 2025 Employee Stock Purchase Plan (the 2025 ESPP), both approved during a special meeting of Cara’s stockholders on April 1, 2025, also became effective, following the reverse stock split.

As of the Effective Time, there were 935,554 and 93,555 shares of the Company’s common stock available for grant under the 2025 Plan and 2025 ESPP, respectively. The number of shares initially reserved and available for issuance under the 2025 Plan may be increased at the discretion of the Company’s board of directors on January 1 of each year for a period of five years, commencing on January 1, 2026 and ending on January 1, 2030, in an amount not to exceed 5% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 Plan) determined on December 31 of the preceding year, if the Company’s board of directors acts prior to January 1 of a given year to provide that the increase for such year will occur and to determine the applicable number of additional shares of the Company’s common stock. In the absence of action by the Company’s board of directors, no such increase will automatically occur. The number of shares initially reserved for issuance under the 2025 ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2026 and continuing through and including January 1, 2035, by an amount equal to the lesser of (i)  1% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 ESPP) determined on December 31 of the preceding year, and (ii) a number of shares equal to three times the Initial Share Reserve. Notwithstanding the foregoing, Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares.

Convertible Notes

In December 2024, Tvardi entered into a note purchase agreement, pursuant to which it issued and sold convertible promissory notes (the Convertible Notes) in an aggregate principal amount of approximately $28.3 million. The Convertible Notes accrued interest at 8% per annum and had a maturity date of December 31, 2026 (the Maturity Date). As of March 31, 2025, Tvardi has recorded $0.7 million in accrued interest under the Convertible Notes.

Upon the closing of the Merger, pursuant to the terms of the note purchase agreement, the outstanding principal balance of the Convertible Notes and all unpaid accrued interest automatically converted into 1,265,757 shares of Cara common stock.

License Agreements

In July 2012 and June 2015, Stem Med Limited Partnership (StemMed) entered into license agreements with Baylor College of Medicine (BCM) referred to herein as the BCM First Agreement and BCM Second Agreement, respectively. StemMed assigned the BCM First Agreement and BCM Second Agreement to Tvardi in connection with the transfer of all or substantially all of the assets and businesses to which BCM First Agreement and BCM Second Agreement relate in January 2018 and February 2018, respectively. Under both the BCM First Agreement and BCM Second Agreement, Tvardi obtained exclusive, worldwide, sublicense licenses under certain of BCM’s patents and patent applications and additionally in the case of the BCM First Agreement, certain BCM technology. Under these licenses, Tvardi is permitted to make, have made, use, market, sell, offer to sell, lease and import products, processes or services that incorporate, utilize or are made with the use such patents and patent applications or technologies (respectively, the BCM1 Licensed Products and BCM2 Licensed Products) in all fields of use. The licenses, patents and patent applications and technologies applicable to the BCM First Agreement and BCM Second Agreement are further discussed below.

First License Agreement with Baylor College of Medicine

Under the BCM First Agreement, Tvardi obtained an exclusive, worldwide, sublicensable license under BCM’s rights to certain patents and patent applications related to STAT3 inhibitors in oncology and certain non-oncology indications, which Tvardi refers to as the BCM Patent Rights, together with certain cell lines, biological materials, compounds, know-how and technologies, which Tvardi collectively refers to as the BCM Technology, to make, have made, use, market, sell, offer to sell, lease and import BCM1 Licensed Products, in all fields of use.

Pursuant to the terms of the BCM First Agreement, StemMed owed an initial license fee of $75,000 as consideration for the license rights. Upon the assignment of the agreement to Tvardi, Tvardi became responsible for the payment of annual maintenance fees on the anniversary of the agreement, which range from $30,000 to $50,000. Tvardi is also required to pay BCM royalties in the amount of a low-single-digit percent of net sales of BCM1 Licensed Products during the term, which expires, on a country-by-country basis, on the later of (i) the date of expiration of the last-to-expire of the BCM Patent Rights, or, (ii) if no BCM Patent Rights issued in such country, the tenth anniversary of the first commercial sale of the BCM1 Licensed Product in such country. Tvardi currently expects the BCM Patent Rights to expire April 18, 2039. Upon the initiation of the Phase 2 clinical trials for two BCM1 Licensed Products, Tvardi paid BCM development milestone payments of $250,000 in the aggregate. Upon the achievement of additional specified development and regulatory milestones, Tvardi is required to pay BCM one-time milestone payments of up to $2,200,000 in the aggregate for the first BCM1 Licensed Product in an oncology indication and for the first BCM1 Licensed Product in a non-oncology indication to achieve such milestones. Further, in connection with the initiation of the Phase 3 clinical trial, Tvardi would expect to incur approximately $400,000 of oncology-related costs and approximately $300,000 of non-oncology-related costs. Tvardi is additionally required to pay BCM a tiered low-double-digit percentage of sublicensing revenue obtained in connection with any sublicense granted by Tvardi under the BCM Patent Rights or BCM Technology.

Tvardi may terminate the BCM First Agreement at its convenience following a specified notice period upon advance written notice to BCM. The BCM First Agreement may also be terminated by BCM for Tvardi’s default or failure to perform any of terms of the BCM First Agreement, following a specified notice and cure period. Additionally, BCM may terminate the BCM First Agreement if Tvardi undergoes specified bankruptcy or insolvency events, following the expiration of a specified period. Upon expiration of the term of the BCM First Agreement in a given country, the license grant from BCM to Tvardi will be fully-paid and perpetual in such country.

The BCM First Agreement was amended in April 2015 to update the schedule of BCM Patent Rights and description of description of BCM Technology covered by the license for immaterial consideration. The BCM First Agreement was further amended in August 2019 to amend Tvardi’s diligence and insurance obligations as well as to further update the schedule of BCM Patent Rights.

Under the BCM First Agreement, Tvardi accrued $12,500 in maintenance fees as of March 31, 2025. As of December 31, 2024, the full amount of $50,000 in annual maintenance fees had already been paid and thus no accrual was needed. No payments for maintenance or milestone fees were made during the three months ended March 31, 2025 and 2024. No royalty fees have been incurred to date.

Second License Agreement with Baylor College of Medicine

Under the BCM Second Agreement, Tvardi obtained an exclusive, worldwide, sublicensable license under certain patents and patent applications co-owned by BCM and the National Institutes of Health (NIH), related to methods and compositions for the use of STAT3 inhibitors in certain conditions like anaphylaxis, which rights Tvardi refers to as the Licensed Patent Rights, to make, have made, use, market, sell, offer to sell, lease and import the BCM2 Licensed Products, in all fields of use.

Pursuant to the terms of the BCM Second Agreement, StemMed owed an initial license fee of $5,000 in consideration for the license rights. Upon the assignment of the agreement to Tvardi, it became responsible for the payment of maintenance fees on the anniversary of the agreement, which range from $30,000 to $50,000. Tvardi is also required to pay BCM royalties in the amount of a low-single-digit percent of net sales of BCM2 Licensed Products during the term, which expires, on a country-by-country basis, on the later (i) of the date of expiration of the last to expire of the Licensed Patent Rights, or, (ii) if no Licensed Patent Rights issued in such country, the tenth anniversary of the first commercial sale of the BCM2 Licensed Product in such country. Tvardi currently expects the Licensed Patent Rights to expire July 18, 2034. Upon the achievement of additional specified development and regulatory milestones, Tvardi is required to pay BCM one-time milestone payments of up to $1,225,000 in the aggregate for the first BCM2 Licensed Product to achieve such milestones. Further, in connection with the initiation of the Phase 3 clinical trial, Tvardi would expect to incur approximately $300,000 in costs. Tvardi is additionally required to pay BCM a tiered low-double-digit percentage of sublicensing revenue obtained in connection with any sublicense granted by Tvardi under the Licensed Patent Rights.

Tvardi may terminate the BCM Second Agreement at its convenience following a specified notice period upon advance written notice to BCM. The BCM Second Agreement may also be terminated by BCM for Tvardi’s default or failure to perform any of terms of the BCM Second Agreement, following a specified notice and cure period. Additionally, BCM may terminate the BCM Second Agreement if Tvardi undergoes specified bankruptcy or insolvency events, following the expiration of a specified period. The NIH may terminate its license to BCM if Tvardi fails to fulfill certain obligations. Upon expiration of the term of the BCM Second Agreement in a given country, the license grant from BCM to Tvardi will be fully-paid and perpetual in such country.

The BCM Second Agreement was amended in June 2019 to amend Tvardi’s diligence and insurance obligations. Tvardi entered into a second amendment April 2023 to further amend its diligence obligations and to terminate the obligation to pay annual maintenance fees until the first anniversary of the achievement of certain patent milestones and annually thereafter.

Under the BCM Second Agreement, no payments were made or incurred during the three months ended March 31, 2025 and 2024. No royalty fees have been incurred to date.

Components of Operating Results

Revenue

Tvardi has not generated any revenue since its inception and does not expect to generate any revenue from the sale of products in the near future, if at all. If Tvardi’s development efforts for TTI-101, TTI-109 or additional product candidates that it may develop in the future are successful and result in marketing approval, or if Tvardi enters into collaboration or license agreements with third parties, it may generate revenue in the future from a combination of product sales or payments from such collaboration or license agreements.

Operating Expenses

Tvardi’s operating expenses since inception have consisted primarily of research and development expenses and general and administrative costs.

Research and Development Expenses

Tvardi’s research and development expenses consist primarily of direct and indirect costs incurred in performing clinical and preclinical development activities.

Direct costs include:

•	expenses incurred under agreements with consultants and third-party contract research organizations (CROs) that conduct research and development activities on Tvardi’s behalf;

•	costs related to production of preclinical and clinical materials, including fees paid to contract manufacturers; and

•	costs associated with license agreements.

Indirect costs include:

•	personnel costs, which includes salaries, benefits, stock-based compensation expense and travel expenses, for personnel engaged in research and development functions;

•	facilities, amortization and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies; and

•	costs related to compliance with quality and regulatory requirements.

Pursuant to U.S. GAAP and Tvardi’s internal policies, including its clinical trial accrual policy, Tvardi expenses all research and development costs in the periods in which they are incurred, including the costs of treatment center start-up activities, patient enrollment, and study reporting. Costs for certain other research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to Tvardi by its vendors and third-party service providers. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in Tvardi’s unaudited condensed financial statements as prepaid or accrued research and development expenses.

The majority of Tvardi’s clinical spending in the three months ended March 31, 2025 and 2024 was on TTI-101, for which certain direct research and development costs are tracked by clinical trial. Spending for the development of TTI-109 primarily began in 2023 and all costs incurred for TTI-109 for the three months ended March 31, 2025 and 2024 are related to chemistry, manufacturing and control (CMC) costs.

Tvardi expects its research and development expenses to increase substantially for the foreseeable future as it continues to invest in the development of TTI-101 and TTI-109, support its ongoing preclinical programs and discover any new product candidates, as well as increase its headcount. In particular, clinical development, as opposed to preclinical development, generally has higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Moreover, the costs associated with Tvardi’s clinical activities, which are managed by its CROs, and Contract Development and Manufacturing Organizations (CDMOs), to manufacture materials for Tvardi’s product candidates and future commercial products, are much more costly as compared to early-stage preclinical development. Tvardi cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of its current and future candidates due to the inherently unpredictable nature of preclinical and clinical development. Preclinical and clinical development timelines, the probability of success and development costs can differ materially from expectations. Tvardi anticipates that it will make determinations as to which therapeutic candidates to pursue and how much funding to direct to each therapeutic candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and Tvardi’s ongoing assessments as to each therapeutic candidate’s commercial potential. Tvardi will need substantial additional capital in the future to support these efforts. In addition, Tvardi cannot forecast which therapeutic candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect its development plans and capital requirements.

At this time, Tvardi cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of any of its product candidates. Tvardi is also unable to predict when, if ever, material net cash inflows will commence from sales or licensing of its product candidates. This is due to the numerous risks and uncertainties associated with drug development, including:

•	negative or inconclusive results from Tvardi’s preclinical studies or clinical trials or the clinical trials of others for product candidates similar to Tvardi’s, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	undesirable product-related side effects experienced by subjects in Tvardi’s clinical trials or by individuals using drugs or therapeutics similar to its product candidates;

•	poor efficacy of Tvardi’s product candidates during clinical trials;

•	delays in submitting IND applications or comparable foreign applications or delays or failure in obtaining the necessary approvals from U.S. Food and Drug Administration (FDA) or other comparable foreign regulatory authorities to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or comparable foreign regulatory authorities regarding the scope or design of Tvardi’s clinical trials;

•	delays in enrolling subjects in clinical trials, including due to operational challenges or competition with other clinical trials;

•	high drop-out rates or screening failures of subjects from clinical trials;

•	inadequate supply or quality of product candidates or other materials necessary for the conduct of Tvardi’s clinical trials;

•	greater than anticipated clinical trial costs;

•	inability to compete with other therapies;

•	failure to secure or maintain orphan designation in some jurisdictions;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of Tvardi’s third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to Tvardi’s technology in particular; or

•	varying interpretations of data by the FDA and other comparable foreign regulatory authorities.

A change in the outcome of any of these variables with respect to the development of any of Tvardi’s product candidates or potential future product candidates could mean a significant change in the costs and timing associated with the development of that product candidate or potential future product candidate. For example, if the FDA or another regulatory authority were to require Tvardi to conduct clinical trials beyond those that it anticipates would be required for the completion of clinical development of a product candidate or potential future product candidate, or if Tvardi experiences significant delays in its clinical trials due to slower than expected patient enrollment or other reasons, it would be required to expend significant additional financial resources and time on the completion of clinical development. Tvardi may never obtain regulatory approval for any of its product candidates, and, even if Tvardi does, drug commercialization takes several years and millions of dollars in development costs.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including salaries, benefits and stock-based compensation, for personnel in Tvardi’s executive, finance, corporate and business development and administrative functions. General and administrative expenses also include outside professional services, such as legal, audit and accounting services, insurance costs and facility-related expenses, which includes direct depreciation costs and allocated expenses for rent and maintenance of facilities and other operating costs.

Tvardi expects its general and administrative expenses to increase over the next several years as it continues its research and development activities, prepares for potential commercialization of its current and future product candidates, as well as expands its operations and begins operating as a public company following the Merger. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory and other fees and services associated with maintaining compliance with listing rules and SEC requirements, director and officer insurance premiums and investor relations costs associated with being a public company.

Interest Income

Interest income for the three months ended March 31, 2025 consisted of interest earned on Tvardi’s cash equivalents as well as interest earned on short-term investments and the accretion of the discount of its short-term investments. Interest income for the three months ended March 31, 2024 consisted of interest earned on Tvardi’s cash equivalents.

Other Expense

Other expense consists of the change in fair value of Tvardi’s Convertible Notes, for which it has elected the fair value option as well as interest accrued on the Convertible Notes. See “—Recent Developments—Convertible Notes” for further discussion of Tvardi’s Convertible Notes.

Results of Operations

Comparison of the Three Months Ended March 31, 2025 and 2024

The following table sets forth Tvardi’s results of operations for the three months ended March 31, 2025 and 2024 (in thousands, except percentages):

	Three Months Ended March 31,		Change
	2025	2024	Amount	Percent
Operating expenses:
Research and development	$3,111	$3,721	$(610)	(16.4)%
General and administrative	1,243	727	516	71.0%
Total operating expenses	4,354	4,448	(94)	(2.1)%
Loss from operations	(4,354)	(4,448)	94	(2.1)%
Interest income	275	246	29	11.8%
Other income (expense), net	(5,500)	-	(5,500)	n/a
Net loss	$(9,579)	$(4,202)	$(5,377)	128.0%

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2025 and 2024 were comprised of the following (in thousands, except percentages):

	Three Months Ended March 31,		Change
	2025	2024	Amount	Percent
Direct research and development expenses by program:
TTI-101:
HCC	$437	$1,417	$(980)	(69.2)%
IPF	1,033	616	417	67.7%
mBC	-	210	(210)	(100.0)%
Pre-clinical, CMC, and other (unallocated)	175	356	(181)	(50.8)%
TTI-109	358	216	142	65.7%
Unallocated research and development expense:
Personnel costs (including stock-based compensation)	858	795	63	7.9%
Consultant fees and other costs	250	111	139	125.2%
Total research and development expenses	$3,111	$3,721	$(610)	(16.4)%

Research and development expenses were $3.1 million for the three months ended March 31, 2025, compared to $3.7 million for the three months ended March 31, 2024. The decrease of $0.6 million was primarily driven by costs associated with Tvardi’s product candidate TTI-101, including decreases of $1.0 million and $0.2 million related to Tvardi’s HCC trial and metastatic breast cancer (mBC) trial, respectively, as well as a $0.2 million decrease in pre-clinical CMC costs. The decrease in Tvardi’s HCC trial was attributable to the changes in patient enrollments, while the decrease in Tvardi’s mBC trial was due to the discontinuation of the trial in January 2024. These decreases in costs were partially offset by a $0.4 million increase in costs related to Tvardi’s IPF trial, due to changes in patient enrollments and overall changes in trial costs due to estimated clinical trial change orders.

The increase of $0.1 million related to Tvardi’s product candidate TTI-109 was primarily related to CMC costs to start production of Active Pharmaceutical Ingredients (API).

The increase of personnel costs of less than $0.1 million was primarily related to increases in compensation across the research and development functions. The $0.1 million increase in consultant fees and other costs was primarily related to other research and development costs such as costs to maintain intellectual property.

General and Administrative Expenses

General and administrative expenses were $1.2 million for the three months ended March 31, 2025, compared to $0.7 million for the three months ended March 31, 2024. The increase of $0.5 million was primarily driven by increases in professional fees of $0.4 million, attributable to increased accounting and audit fees incurred as a result of the Merger.

Interest Income

Interest income was $0.3 million for the three months ended March 31, 2025, compared to $0.2 million for the three months ended March 31, 2024. The $0.3 million of interest income for the three months ended March 31, 2025 includes interest earned on Tvardi’s cash, cash equivalents and previously outstanding short-term investments, as well as the accretion of the discount on its short-term investments. The $0.2 million of interest income for the three months ended March 31, 2024 was driven by interest income earned on Tvardi’s cash equivalents.

Other Expense

Other expense of $5.5 million for the three months ended March 31, 2025 was primarily attributable to a $4.9 million remeasurement of Tvardi’s Convertible Notes, for which Tvardi has elected the fair value option, as well as $0.6 million in interest accrued on the Convertible Notes during the three months ended March 31, 2025. There were no financial instruments requiring valuation or interest expense for the three months ended March 31, 2024.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Tvardi has not generated any revenue from product sales or any other sources and has incurred significant operating losses. Tvardi has not yet commercialized any products and does not expect to generate revenue from sales of any product candidates for several years, if ever. To date, Tvardi has financed its operations primarily through the (i) issuance and sale of its Convertible Notes in December 2024 for gross proceeds of $28.3 million (ii) the issuance and sale of preferred stock and historical convertible debt (which converted into preferred stock in 2018 and 2021) for total gross proceeds of $83.4 million, and (iii) as discussed above in “—Recent Developments,” its Merger with Cara in April 2025. To date Tvardi has devoted substantially all of its efforts and financial resources to developing its product candidates, organizing and staffing its company, business planning, raising capital, establishing its intellectual property portfolio and performing research and development of its product candidates, signaling and biology, medicinal chemistry and clinical insights to discover and develop novel therapies for the treatment of fibrosis-driven diseases. As of March 31, 2025, Tvardi had $11.4 million in cash and cash equivalents and $10.9 million in short-term investments. In April 2025, Tvardi received approximately $23.8 million of Cara’s cash and cash equivalents in connection with the closing of the Merger.

See “—Recent Developments” above for further discussion of the Merger and Convertible Notes.

Funding Requirements

Tvardi’s primary uses of cash are to fund its operations, which consist primarily of research and development costs related to the development of its product candidates, and, to a lesser extent, general and administrative costs. Tvardi has incurred significant operating losses since its inception, and as of March 31, 2025, had an accumulated deficit of $101.8 million. Management has determined that its present capital resources as of March 31, 2025 will not be sufficient to fund its planned operations for at least one year from the issuance date of the unaudited condensed financial statements, filed as Exhibit 99.6 to this Report, which raises substantial doubt as to Tvardi’s ability to continue as a going concern. In April 2025, as further discussed above, Tvardi completed its Merger with Cara, through which it received approximately $23.8 million in cash and cash equivalents. Subsequent to the completion of the Merger, the Company plans to seek additional funding through equity offerings or debt financings, credit or loan facilities, and strategic alliances and licensing arrangements. However, there can be no assurance that such funding will be available to the Company, will be obtained on terms favorable to the Company, or will provide the Company with sufficient funds to meet its objectives.

The Company anticipates that it will continue to incur significant and increasing expenses for the foreseeable future as it continues to advance its product candidates, expand its corporate infrastructure, including the costs associated with being a public company following the Merger, further the Company’s research and development initiatives for its product candidates and incur costs associated with the potential commercialization of its product candidates, if approved. The Company is subject to all of the risks typically related to the development of new drug candidates, and may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The Company anticipates that it will need substantial additional funding in connection with its continuing operations. However, the Company may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. If the Company raises additional capital through public or private equity offerings, the ownership interest of its existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect its stockholders’ rights. If the Company raises additional capital through debt financing, it may be subject to covenants or other restrictions limiting its ability to engage in specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on the Company’s financial condition and on its ability to pursue its business plans and strategies. If the Company is unable to raise capital, it will need to delay, reduce or terminate planned activities to reduce costs.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, the Company is unable to estimate the exact amount of its operating capital requirements.

The Company’s future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for its potential future product candidates;

•	the clinical development plans the Company establishes for its product candidates;

•	the timelines of its clinical trials and the overall costs to conduct and complete the clinical trials, including any increased costs due to disruptions caused by marketplace conditions, including the effects of health epidemics, or other geopolitical and macroeconomic conditions;

•	the cost and capital commitments required for manufacturing its product candidates at clinical and if, approved, commercial scales;

•	the number and characteristics of product candidates that the Company develops;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;

•	whether the Company is able to enter into future collaboration agreements and the terms of any such agreements;

•	the ability to achieve and timing of achieving a favorable pricing and reimbursement decision by the pricing authorities in the markets of interest;

•	the cost of filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights, including patent infringement actions brought by third parties against the Company or its product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of commercial-scale outsourced manufacturing activities; and

•	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which the Company may receive regulatory approval in regions where it chooses to commercialize its products on its own.

A change in the outcome of any of these or other variables with respect to the development of any of the Company’s current and future product candidates could significantly change the costs and timing associated with the development of that product candidate. See the section titled “Risk Factors” set forth in the Quarterly Report for additional risks associated with the Company’s substantial capital requirements.

Cash Flows

The following table summarizes Tvardi’s cash flows for the periods indicated (in thousands):

	Three Months Ended March 31,
	2025	2024
Net cash used in operating activities	$(7,689)	$(4,138)
Net cash used in investing activities	(10,883)	-
Net cash (used in) provided by financing activities	(1,603)	5
Net decrease in cash and cash equivalents	$(20,175)	$(4,133)

Operating Activities

Net cash used in operating activities was $7.7 million for the three months ended March 31, 2025, reflecting a net loss of $9.6 million, net of changes in operating assets and liabilities of $3.7 million, and non-cash changes of $5.5 million. The net changes in operating assets and liabilities of $3.7 million was primarily driven by (i) a $1.0 million increase in prepaid expenses and other current assets, attributable to the timing of patient enrollments and (ii) a $2.6 million decrease in accounts payable and accrued expenses, driven by the timing of invoices and payments. The $5.5 million in non-cash expenses was primarily driven by $4.9 million related to the change in fair value of Tvardi’s Convertible Notes, and $0.6 million in interest accrued on its Convertible Notes during the first quarter of 2025.

Net cash used in operating activities was $4.1 million for the three months ended March 31, 2024, reflecting a net loss of $4.2 million and net changes in operating assets and liabilities of less than $0.1 million, partially offset by non-cash changes for depreciation and amortization, stock-based compensation expense, and non-cash lease expense of $0.1 million. The net changes in operating assets and liabilities of less than $1.0 million was primarily driven by (i) a $0.2 million decrease in prepaid expenses and other current assets, attributable to the timing of patient enrollments, partially offset by (ii) a $0.3 million decrease in accounts payable and accrued expenses, driven by the timing of invoices and payments.

Investing Activities

Net cash used in investing activities was $10.9 million for the three months ended March 31, 2025, attributable to purchases of short-term investments of $16.4 million, partially offset by maturities of short-term investments of $5.5 million.

There was no net cash provided by investing activities for the three months ended March 31, 2024.

Financing Activities

The net cash used in financing activities for the three months ended March 31, 2025 was primarily due to the payments of deferred offering costs.

The immaterial net cash provided by financing activities for the three months ended March 31, 2024 was due to proceeds from the exercise of stock options.

Contractual Obligations and Commitments

Lease Obligations

Tvardi leases space under one operating lease agreement for corporate office space in Sugar Land, Texas, which expires in August 2027. As of March 31, 2025, Tvardi had future operating lease liabilities of $0.3 million.

License Agreements

As discussed above, Tvardi has license agreements with BCM for exclusive use of patent rights of TTI-101. The license agreements contain terms for annual maintenance fees, milestone payments and net revenue royalties. Annual maintenance fees range from $30,000 to $50,000 per year, per license. Potential milestone payments are up to $1,225,000 in the aggregate per license. Milestones include new drug filings, clinical trial stages, and NDA approval by the FDA. Tvardi is obligated to pay BCM royalties in the amount of a low-single-digit percent of net sales of BCM1 Licensed Products or BCM2 Licensed Products during the term, which expire, on a country-by-country basis, on the later of (i) the date of expiration of BCM Patent Rights or Licensed Patent Rights, whichever is the last to expire, or, (ii) if no BCM Patent Rights or Licensed Patent Rights are issued in such country, the tenth anniversary the first commercial sale of the BCM1 Licensed Products or BCM2 Licensed Products in such country. License fees are expensed as incurred within research and development within Tvardi’s statements of operations. No payments for maintenance or milestone fees were made or incurred during the three months ended March 31, 2025 and 2024. No royalty fees have been incurred to date.

Other Capital Requirements and Additional Royalty Obligations

Tvardi enters into agreements in the normal course of business with various third-party providers for the provision of research and development services, which include preclinical studies and clinical trial services with CROs and the manufacturing of product candidates for use in its preclinical studies and clinical trials with CDMOs. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement. These obligations and commitments are not presented separately.

In addition to Tvardi’s obligation to make potential royalty payments under the BCM First Agreement and BCM Second Agreement discussed above, pursuant to Tvardi’s founder restricted stock purchase agreements with each of its founders, David J. Tweardy, M.D. and Ron DePinho, M.D., Tvardi is also obligated to pay royalties to each such founder in an amount equal to 1% each on the worldwide net sales of TTI-101 and any derivative formulations (a Royalty Bearing Product). These royalty obligations last, on a country-by-country basis, for the later of (i) the date on which the sale of Royalty Bearing Product is no longer covered by a Covered Patent (as defined below) in such country, or (ii) 15 years after the first commercial sale of Royalty Bearing Product in such country. The timing of when Tvardi’s royalty payments will actually be made is uncertain as the payments are contingent upon future activities, including the successful development, regulatory approval and commercialization of Royalty Bearing Product. A Covered Patent means, subject to certain customary exceptions, an issued patent that is owned by us or an affiliate, or for which all rights to develop and commercialize pharmaceutical products for the treatment of any human disorder, are exclusively licensed to Tvardi or an affiliate by the owner of such patent, with Tvardi’s right or Tvardi’s affiliate’s right to grant sublicenses.

Critical Accounting Estimates

Tvardi’s unaudited condensed financial statements are prepared in accordance with U.S. GAAP. The preparation of the unaudited condensed financial statements and related disclosures requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses in Tvardi’s unaudited condensed financial statements. Tvardi bases its estimates on historical experience, known trends and events and various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management evaluates estimates and assumptions on a periodic basis. Tvardi’s actual results may differ from these estimates.

While Tvardi’s significant accounting policies are described in more detail in Note 2 to the unaudited condensed financial statements for the three months ended March 31, 2025 and 2024, filed as Exhibit 99.6 to this Report, management believes that the following accounting policies are critical to understanding Tvardi’s historical and future performance, as the policies relate to the more significant areas involving management’s judgments and estimates used in the preparation of the unaudited condensed financial statements.

Prepaid and Accrued Research and Development Costs

Accounting for preclinical studies and clinical trials relating to activities performed by CROs and other external vendors requires management to exercise significant estimates in regard to the timing and accounting for these expenses. Tvardi estimates costs of research and development activities conducted by service providers, which include costs to properly initiate and manage ongoing preclinical studies and clinical trials. The diverse nature of services being provided under contracts with Tvardi’s CROs, CDMOs and other arrangements, the different compensation arrangements that exist for each type of service and the lack of timely information related to certain pre-clinical and clinical activities complicates the estimation of accruals for services rendered by the CROs, CDMOs and other vendors in connection with preclinical studies and clinical trials.

Examples of estimated accrued research and development expenses include:

•	expenses incurred under agreements with third parties, including Tvardi’s CROs that conducts research, preclinical studies and clinical trials on its behalf;

•	expenses incurred under agreements with third parties, including its CDMOs, that develop and manufacture its product candidate for use in Tvardi’s preclinical studies and clinical trials; and

•	other providers and vendors in connection with research and development activities.

Tvardi bases its expenses related to preclinical studies and clinical trials on its estimates of the services received and efforts expended pursuant to quotes and contracts with its CROs, CDMOs and other third-party vendors that conduct research, preclinical studies and clinical trials on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Tvardi’s vendors will exceed the level of services provided and result in a prepayment of the expense.

Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing fees, Tvardi estimates the time period over which services will be performed, the enrollment of patients and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from Tvardi’s estimate, or if Tvardi receives any change orders from its third-party providers, it adjusts the accrual or amount of prepaid expense accordingly. Although Tvardi does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in Tvardi reporting amounts that are too high or too low in any particular period. To date, Tvardi has not made any material adjustments to its prior estimates of accrued research and development expenses.

Tvardi also record advance payments to service providers as prepaid expenses and other current assets, which are expensed when the contracted services are performed. If the actual timing of the performance of services varies from the estimate, then Tvardi adjusts the amount of the accrued expense or the prepaid expense accordingly.

Convertible Notes

Tvardi elected to account for its Convertible Notes pursuant to the fair value option under Accounting Standards Codification (ASC) 825, Financial Instruments (ASC 825). In accordance with ASC 825 and the fair value option, Tvardi recorded its Convertible Notes at fair value with changes in fair value recorded as component of other income (expense), net in its statements of operations. As a result of the fair value option, any issuance costs related to the Convertible Notes were expensed as incurred and were not deferred.

The fair value of the Convertible Notes was determined using a scenario-based valuation analysis that requires a probability of inputs, including the probability of occurrence of events that would trigger conversion of the Convertible Notes and the expected timing of such events.

As of March 31, 2025, Tvardi assessed the probability of (i) an automatic conversion of the Convertible Notes into equity securities upon a Qualified or non-Qualified Financing, (ii) an automatic conversion of the Convertible Notes into shares of Tvardi’s common stock upon an IPO, (iii) an automatic conversion of the Convertible Notes into the combined company’s common stock upon a reverse merger, and (iv) an event of default, dissolution, or liquidation, weighted with 2.5%, 0%, 95%, and 2.5%, respectively.

Additional assumptions and estimates used to estimate the fair value of the Convertible Notes include the: (i) fixed price conversion option, which was valued using a Black-Scholes option model, (ii) aggregate call value of each scenario, which was synthesized using a bond plus call option model, (iii) expected volatility, (iv) risk-free interest rate, and (v) the fair value of the Convertible Notes under the reverse merger scenario, which was estimated using a forward contract structure.

Stock-Based Compensation Expense and Fair Value of Stock-Based Awards

Stock-Based Compensation Expense

Tvardi measures and records the expense related to stock-based awards granted to employees, directors, consultants and advisors based upon their respective fair value at the date of grant. Generally, Tvardi issues stock option awards with service-based vesting conditions and record the expense for these awards using the straight-line method such that the aggregate amount of expense recognized is at least the fair value of what has legally vested. Tvardi estimates the grant date fair value of each common stock option using the Black-Scholes option-pricing model, which requires the input of highly subjective assumptions and management’s best estimates. These estimates involve inherent uncertainties and management’s judgement. If factors change and different assumptions are used, Tvardi’s stock-based compensation could be materially different in the future.

These assumptions are estimated as follows:

•	Fair Value — Because Tvardi’s common stock was not yet publicly traded prior to the Merger, it had to estimate the fair value of its common stock. Tvardi’s board of directors considers numerous objective and subjective factors to determine the fair value of its common stock at each meeting in which awards are approved.

•	Expected Volatility — Because Tvardi did not have any trading history for its common stock prior to the Merger, the expected volatility was estimated using averages of the historical volatility of its peer group of companies for a period equal to the expected term of the stock options granted. Tvardi’s peer group of publicly traded companies was chosen based on their similar size, stage in the life cycle or area of specialty. Tvardi intends to continue to consistently apply this process using the same or a similar peer group of public companies, until a sufficient amount of historical information regarding the volatility of its own common stock price becomes available.

•	Expected Term — Derived from the life of the options granted under the option plan and is based on the simplified method which is essentially the weighted average of the vesting period and contractual term.

•	Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

•	Dividend Yield — Tvardi has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Changes in the foregoing assumptions can materially affect the estimate of fair value and ultimately how much share-based compensation expense is recognized; and the resulting change in fair value, if any, is recognized in Tvardi’s statements of operations during the period the related services are rendered. These inputs are subjective and generally require significant analysis and judgment to develop.

Fair Value of Stock-Based Awards

As a privately held company prior to the Merger, there had been no public market for Tvardi’s common stock. The estimated fair value of Tvardi’s common stock had been determined by its board of directors as of the date of each option grant, with input from management, considering the most recently available third-party valuations of its common stock and its board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Tvardi’s third-party valuations of common stock were prepared using the option-pricing method (OPM), which used a market approach to estimate Tvardi’s enterprise value. The OPM treats common stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger.

These third-party valuations resulted in a valuation of Tvardi’s common stock of $0.92 and $0.82 as of June 30, 2023 and June 30, 2022, respectively. In addition to considering the results of these third-party valuations, Tvardi’s board of directors considered various objective and subjective factors to determine the fair value of its common stock as of each grant date, including:

•	the prices at which Tvardi sold shares of its preferred stock and the superior rights and preferences of the preferred stock relative to its common stock at the time of each grant;

•	the lack of an active public market, for Tvardi’s common stock and preferred stock;

•	the progress of Tvardi’s research and development programs, including the status and results of preclinical studies and clinical trials for its product candidates;

•	Tvardi’s stage of development and commercialization and its business strategy, and material risks to its business;

•	external market conditions affecting the pharmaceutical and biopharmaceutical industry and trends within each industry;

•	Tvardi’s financial position, including cash on hand, and its historical and forecasted performance and operating results;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of Tvardi in light of prevailing market conditions; and

•	the analysis of initial public offerings and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Tvardi had used significantly different assumptions or estimates, the fair value of its common stock and its stock-based compensation expense could have been materially different. For the three months ended March 31, 2025, if there was a 10% increase in the valuation of its common stock at each of the valuation dates listed above and to the underlying exercise price of stock options granted during the year assuming that such options were granted with an exercise price equal to the fair value of common stock, the impact to its stock-based compensation expense would not be material. If there was a 10% decrease in the valuation of its common stock at each of the valuation dates listed above and to the underlying exercise price of stock options granted during the year assuming that such options were granted with an exercise price equal to the fair value of common stock, the impact to its stock-based compensation expense would not be material for the three months ended March 31, 2025. Tvardi’s estimate of fair value is reviewed and approved by its board of directors.

Following the Merger and the establishment of a public trading market for the Company’s common stock, it is no longer be necessary for Tvardi’s board of directors to estimate the fair value of its common stock in connection with its accounting for stock options and other such awards the Company may grant, as the fair value of the Company’s common stock will be determined based on the quoted market price of its common stock.

Options Granted

The following table summarizes by grant date the number of shares subject to options granted from January 1, 2023 through immediately prior to the closing of the Merger on April 15, 2025, the per share exercise price of the options, the per share fair value of common stock underlying the options on each grant date and the per share estimated fair value of the options:

	Number of shares		Per share fair
	subject to options	Per share exercise	value of common		Per share estimated
Grant Date	granted	price of options	stock		fair value of options
January 12, 2023	607,129	$0.82	$0.82		$0.52
June 27, 2023	60,000	$0.82	$0.82	(1)	$0.52
June 27, 2023	20,000	$0.82	$0.82	(1)	$0.53
January 31, 2024	25,000	$0.92	$0.92		$0.62

(1)	At the time of the options grants on June 27, 2023, Tvardi’s board of directors determined that the fair value of its common stock of $0.82 per share, calculated by its third-party valuation as of June 30, 2022, reasonably reflected the per share fair value of its common stock as of the grant date. Tvardi applied the fair value of common stock from its retrospective fair value assessment to determine the fair value of the June 27, 2023 awards, noting an immaterial incremental stock-based compensation expense to be recorded for accounting purposes of approximately $2,000.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Tvardi’s financial position and results of operations is disclosed in Note 2 to the unaudited condensed financial statements for the three months ended March 31, 2025 and 2024, filed as Exhibit 99.6 to this Report.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

As of March 31, 2025 and December 31, 2024, Tvardi had $11.4 million and $31.6 million in cash and cash equivalents, respectively, which are primarily maintained in accounts with multiple financial institutions in the United States. Tvardi may maintain cash and cash equivalent balances in excess of Federal Deposit Insurance Corporation limits. Tvardi does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Tvardi’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration and low risk profile of Tvardi’s cash equivalents, it believes an immediate 10% change in interest rates would not have a material effect on their fair market value.

Effects of Inflation

Inflation generally affects Tvardi by increasing the cost of labor and research and development contract costs. Tvardi does not believe inflation has had a material effect on its results of operations during the periods presented in its unaudited condensed financial statements filed as Exhibit 99.6 to this Report.

Foreign Currency Exchange Risk

All of Tvardi’s employees and its operations are currently located in the United States, and expenses are generally denominated in U.S. dollars. As such, Tvardi is not exposed to financial risks from exchange rate fluctuations between U.S. dollars and other currencies.